UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2019

Singlepoint Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53425	26-1240905
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2999 North 44th Street, Suite 530 Phoenix, AZ	85018
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (855) 711-2009

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8 K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a 12 under the Exchange Act (17 CFR 240.14a 12)

☐ Pre commencement communications pursuant to Rule 14d 2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐ Pre commencement communications pursuant to Rule 13e 4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 14, 2019 Singlepoint Inc. (the “Company”) completed the acquisition of certain assets of Direct Solar LLC and AI Live Transfers LLC (collectively referred to as the “Sellers”) including domain names: directsolaramerica.com, ailivetransfers.com, usmarketinggrp.com, solardirectmarketing.com, leadgenesis.com, and wolfdatadirect.com; sales teams in Phoenix, Arizona, San Antonio, Texas, Houston, Texas, Dallas, Texas, El Paso, Texas, and Tampa, Florida, Springfield, Illinois, and Chicago Illinois; Proprietary web-based interactive sales recruiting and training platform; Recruiting Platforms and Proprietary Ads; Technology software integrated into Direct Solar daily operations; Contractor platforms integrated into Direct Solar daily operation platforms; and the Direct Solar America APP. The Company waived the closing condition of the completion of an audit of the financial statements of the Sellers.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the closing of the transactions set forth in Item 2.01 above, the Company issued an aggregate of 148,905,109 shares of common stock to the Sellers. The issuance of the shares of common stock was not registered under the Securities Act of 1933, and was made in reliance upon the exemptions from the registration requirements of the Securities Act set forth in Section 4(2) thereof.

Item 8.01 Other Events.

In connection with the acquisition of the assets references in Item 2.01 above, the Company established a subsidiary, Singlepoint Direct Solar LLC (“SDS”), to provide solar based solutions for both homeowners and solar installation companies. The Managers of SDS are Gregory P. Lambrecht (CEO, CFO, Director of the Company), William Ralston (President/Director of the Company) and Pablo Diaz. The Company owns Fifty One Percent (51%) of the membership interests of SDS. The Company agreed that it shall reinvest into SDS its portion of distributions of Net Cash Flow, if any, up to One Hundred Twenty Five Thousand ($125,000) per quarter, up to a total of One Million ($1,000,000) Dollars.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Singlepoint Inc.

Dated: May 16, 2019	By:	/s/ William Ralston
William Ralston
President

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